Exhibit   99.1

PRESS RELEASE

NUVERA COMMUNICATIONS, INC. COMPLETES ACQUISTION
OF SCOTT-RICE TELEPHONE COMPANY
AUGUST 1, 2018

Nuvera Communications, Inc. (OTCBB Symbol “NUVR”) announced today that it has completed its acquisition of Scott-Rice Telephone Co. (“Scott-Rice Telephone”) from Allstream Business U.S., LLC, an affiliate of Zayo Group Holdings, Inc. (“Zayo”) for approximately $42 million in cash.

Scott-Rice serves the communities of Prior Lake, Savage, Elko, and New Market, Minnesota, providing phone, video and internet services with over 18,000 connections. The combined Nuvera/Scott-Rice company will have approximately 66,000 connections.

Concurrent with the acquisition of Scott-Rice, Nuvera entered into an amended credit facility with its principal lender CoBank, ACB to fund the acquisition.

Nuvera President and Chief Executive Officer Bill Otis remarked: “Nuvera Communications is excited about the acquisition of Scott-Rice. Scott-Rice’s connections, geographic locations and strong customer relationships are strategically located near both the growing Twin Cities Metropolitan area and a number of existing communities that Nuvera serves. Nuvera and Scott-Rice are both well established companies delivering excellent service to their customers while maintaining strong commitments to their communities. We believe the combination of these two companies will enable Nuvera to strengthen its position as a regional leader in communications and technology solutions.”

About Nuvera Communications, Inc.

Nuvera Communications, Inc. (formerly New Ulm Telecom, Inc.) is a well-established communications company with headquarters in New Ulm, Minnesota. Nuvera provides voice, Digital TV, Internet, Managed Services, computer sales and computer repair services.

Nuvera also sells and services cellular phones and accessories and customer premise equipment and operates customer solutions centers in the Minnesota communities of New Ulm, Glencoe, Goodhue, Hutchinson, Litchfield, Redwood Falls, Sleepy Eye and Springfield as well as Aurelia, Iowa. Nuvera also operates TechTrends, a technology solutions center located in New Ulm.  Nuvera also offers television and Internet services in Cologne, Mayer, New Germany and Plato, Minnesota and also holds partial ownership in FiberComm, LC, based in Sioux City, Iowa.  Nuvera is a publicly held corporation, with its common stock traded on the OTCBB under the symbol “NUVR.”  For more information on Nuvera, visit www.nuvera.net.

Advisors

Charlesmead Advisors, LLC acted as exclusive financial advisor to Nuvera Communications, Inc. in connection the transaction. Ballard Spahr LLP acted as legal counsel to Nuvera.

Gray Plant Mooty, P.A. acted as legal counsel to Zayo in the transaction.

Forward-Looking Statements

Statements about future prospects of Nuvera Communications, Inc. are forward-looking and involve risks and uncertainties. These and other risk factors are discussed in Nuvera’s Report on Form 10-K for the year ended December 31, 2017, and from time to time in its other filings with the Securities and Exchange Commission. In addition to these factors, forward looking statements in this press release are subject to (i) the ability of Nuvera to integrate Scott-Rice and to operate it profitably; and (ii) the ability of Nuvera to comply with the terms of its credit facility.